Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Paul T. Luther	Rob Morrison
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Rob.Morrison@howmet.com

Howmet Aerospace Reports Second Quarter 2024 Results

Record Quarterly Revenue, Up 14% Year Over Year; Record Operating Income, Strong Cash Generation

Common Stock Repurchase Authorization Increased by $2 Billion to $2.487 Billion

Third Quarter 2024 Common Stock Dividend 60% Higher; 2025 Dividend Policy Payout Ratio 15% +/- 5%1

Full Year 2024 Guidance Raised for All Metrics Above Second Quarter 2024 Beat

Second Quarter 2024 GAAP Financial Results

•	Revenue of $1.88 billion, up 14% year over year, driven by commercial aerospace, up 27%
•	Net income of $266 million versus $193 million in the second quarter 2023; earnings per share of $0.65 versus $0.46 in the second quarter 2023
•	Operating income margin of 21.2%
•	Generated $397 million of cash from operations; $123 million of cash used for financing activities; and $54 million of cash used for investing activities
•	Share repurchases of $60 million; $0.05 per share dividend on common stock

Second Quarter 2024 Adjusted Financial Results

•	Adjusted EBITDA excluding special items of $483 million, up 31% year over year
•	Adjusted EBITDA margin excluding special items of 25.7%
•	Adjusted operating income margin excluding special items of 22.0%
•	Adjusted earnings per share excluding special items of $0.67, up 52% year over year
•	Generated $342 million of free cash flow

2024 Guidance

	Q3 2024 Guidance			FY 2024 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.845B	$1.855B	$1.865B	$7.400B	$7.440B	$7.480B
Adj. EBITDA*2	$460M	$465M	$470M	$1.855B	$1.865B	$1.875B
Adj. EBITDA Margin*2	24.9%	25.1%	25.2%	25.1%	25.1%	25.1%
Adj. Earnings per Share*2	$0.63	$0.64	$0.65	$2.53	$2.55	$2.57
Free Cash Flow[2]				$840M	$870M	$900M

1 Payout ratio of net income excluding special items

* Excluding special items

2 Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2024 Guidance” below.

Key Announcements

•	On July 1, 2024, Howmet Aerospace completed the early redemption of all the remaining outstanding aggregate principal amount of $205 million of its 5.125% Notes due October 2024 with cash on hand at par value plus accrued interest at an aggregate redemption price of approximately $208 million. In the second quarter 2024, the Company repurchased approximately $23 million aggregate principal amount of its 6.875% Notes due May 2025 with cash on hand. These combined actions will reduce annualized interest expense by approximately $12 million.
•	In the second quarter 2024, the Company repurchased $60 million of common stock at an average price of $81.66 per share, retiring approximately 0.73 million shares.
•	On July 30, 2024, the Board of Directors of Howmet Aerospace (the “Board of Directors”) authorized an increase in the Company’s share repurchase program by $2 billion to $2.487 billion of its outstanding common stock.
•	On July 30, 2024, the Board of Directors declared a dividend of $0.08 per share on its common stock to be paid on August 26, 2024 to holders of record as of the close of business on August 9, 2024. The quarterly dividend represents a 60% increase from the second quarter 2024 dividend of $0.05 per share.
•	On July 30, 2024, the Board of Directors approved the establishment of a 2025 dividend policy on common stock at 15% plus or minus 5% of net income excluding special items.

PITTSBURGH, PA, July 30, 2024 – Howmet Aerospace (NYSE: HWM) today reported second quarter 2024 results. The Company reported record second quarter 2024 revenue of $1.88 billion, up 14% year over year, primarily driven by growth in the commercial aerospace market of 27%.

Howmet Aerospace reported net income of $266 million, or $0.65 per share, in the second quarter 2024 versus $193 million, or $0.46 per share, in the second quarter 2023. Net income included approximately $10 million in net charges from special items in the second quarter 2024. Second quarter 2024 operating income was $398 million, up 40% year over year. Operating income margin was 21.2%, up approximately 390 basis points year over year.

Howmet Aerospace reported net income excluding special items of $276 million, or $0.67 per share, in the second quarter 2024 versus $181 million, or $0.44 per share, in the second quarter 2023. Adjusted EBITDA excluding special items was $483 million, up 31% year over year. The year-over-year increase was driven by strong growth in the commercial aerospace market. Adjusted EBITDA margin excluding special items was up approximately 340 basis points year over year at 25.7%. Second quarter 2024 adjusted operating income excluding special items was $414 million, up 38% year over year. Adjusted operating income margin excluding special items was 22.0%, up approximately 370 basis points year over year.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “In the second quarter 2024, the Howmet Aerospace team drove another very strong set of results, again exceeding the high end of guidance on all fronts. Revenue grew a healthy 14% year over year, with commercial aerospace revenue up 27%, continuing a strong trend. For the second consecutive quarter, Howmet achieved record quarterly results in revenue, adjusted EBITDA*, adjusted EBITDA margin* and adjusted earnings per share*. Adjusted EBITDA margin* of 25.7% was up approximately 340 basis points year over year, and adjusted earnings per share* grew 52%.”

* Excluding special items

Mr. Plant continued, “The outlook for commercial aerospace continues to be robust, with strong travel demand and an aging aircraft fleet, leading to an extremely high backlog at the aircraft OEMs. The issue faced by Howmet Aerospace continues to be the aircraft manufacturers’ ability to build and deliver aircraft on a consistent basis. We continue to take these factors into account in our guidance. Despite these challenges, we are again raising full year 2024 guidance above the second quarter 2024 beat, reflecting strong continued performance at Howmet Aerospace.”

“Howmet Aerospace generated very healthy free cash flow of $342 million in the second quarter 2024 and $437 million in the first half 2024, which enabled the Company to redeem the remaining $205 million of our notes due in October 2024 and $23 million of our notes due in May 2025, and repurchase $210 million of common stock year to date. We are pleased that the Board of Directors approved a 60% increase in the common stock dividend to $0.08 per share for the third quarter 2024. Moreover, the Board of Directors approved the establishment of a 2025 dividend policy on common stock of 15% plus or minus 5% of net income excluding special items. Finally, the Board of Directors authorized an increase in the share repurchase program by $2 billion to $2.487 billion, reflecting the Company’s strong free cash flow outlook.”

Second Quarter 2024 Segment Performance

Engine Products

(in U.S. dollar millions)	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Q2 2024
Third-party sales	$821	$798	$852	$885	$933
Inter-segment sales	$5	$5	$1	$2	$1
Provision for depreciation and amortization	$32	$33	$33	$33	$33
Segment Adjusted EBITDA	$223	$219	$233	$249	$292
Segment Adjusted EBITDA Margin	27.2%	27.4%	27.3%	28.1%	31.3%
Restructuring and other credits	$(1)	$—	$(1)	$—	$(1)
Capital expenditures	$21	$30	$28	$55	$33

Engine Products reported revenue of $933 million, an increase of 14% year over year, due to growth in the commercial aerospace, defense aerospace, oil & gas, and industrial gas turbine markets. Segment Adjusted EBITDA was a record $292 million, up 31% year over year, driven by growth in the commercial aerospace, defense aerospace, oil & gas, and industrial gas turbine markets. The Segment absorbed approximately 315 net headcount in the quarter and 750 in the first half 2024 in support of expected revenue increases. Segment Adjusted EBITDA margin increased approximately 410 basis points year over year to a record 31.3%.

Fastening Systems

(in U.S. dollar millions)	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Q2 2024
Third-party sales	$329	$348	$360	$389	$394
Provision for depreciation and amortization	$12	$12	$11	$11	$13
Segment Adjusted EBITDA	$64	$76	$80	$92	$101
Segment Adjusted EBITDA Margin	19.5%	21.8%	22.2%	23.7%	25.6%
Restructuring and other charges	$—	$1	$—	$—	$2
Capital expenditures	$5	$9	$8	$7	$5

Fastening Systems reported revenue of $394 million, an increase of 20% year over year due to growth in the commercial aerospace market, including wide body aircraft recovery. Segment Adjusted EBITDA was $101 million, up 58% year over year, driven by growth in the commercial aerospace market as well as labor productivity gains. Segment Adjusted EBITDA margin increased approximately 610 basis points year over year to 25.6%.

Engineered Structures

(in U.S. dollar millions)	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Q2 2024
Third-party sales	$200	$227	$244	$262	$275
Inter-segment sales	$1	$—	$2	$1	$3
Provision for depreciation and amortization	$12	$12	$11	$11	$11
Segment Adjusted EBITDA	$20	$30	$33	$37	$40
Segment Adjusted EBITDA Margin	10.0%	13.2%	13.5%	14.1%	14.5%
Restructuring and other charges	$5	$1	$14	$—	$14
Capital expenditures	$5	$6	$5	$6	$5

Engineered Structures reported revenue of $275 million, an increase of 38% year over year due to growth in the commercial aerospace market, including wide body aircraft recovery, and the defense aerospace market. Segment Adjusted EBITDA was $40 million, up 100% year over year, driven by growth in the commercial aerospace and defense aerospace markets. Segment Adjusted EBITDA margin increased approximately 450 basis points year over year to 14.5%.

Forged Wheels

(in U.S. dollar millions)	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Q2 2024
Third-party sales	$298	$285	$275	$288	$278
Provision for depreciation and amortization	$10	$10	$10	$10	$10
Segment Adjusted EBITDA	$81	$77	$72	$82	$75
Segment Adjusted EBITDA Margin	27.2%	27.0%	26.2%	28.5%	27.0%
Capital expenditures	$7	$9	$11	$12	$9

Forged Wheels reported revenue of $278 million, a decrease of 7% year over year due to 4% lower volumes in the commercial transportation market as well as a decrease in aluminum and other inflationary cost pass through. Segment Adjusted EBITDA was $75 million, a decrease of approximately 7% year over year. Segment Adjusted EBITDA margin decreased approximately 20 basis points year over year to 27.0%.

Redeemed $205 Million of Debt in July 2024

On July 1, 2024, Howmet Aerospace completed the early redemption of all the remaining outstanding principal amount of $205 million of its 5.125% Notes due October 2024 (the “2024 Notes”) at par value plus accrued interest. The 2024 Notes were redeemed with cash on hand at an aggregate redemption price of approximately $208 million, including accrued interest of approximately $3 million. In the second quarter 2024, the Company repurchased approximately $23 million aggregate principal amount of its 6.875% Notes due May 2025 with cash on hand. These combined actions will reduce annualized interest expense by approximately $12 million. All of the Company’s outstanding debt is unsecured and at fixed interest rates.

Repurchased $60 Million of Common Stock in Second Quarter 2024

In the second quarter 2024, Howmet Aerospace repurchased $60 million of common stock at an average price of $81.66 per share, retiring approximately 0.73 million shares. Through the first half 2024, the Company repurchased $210 million of common stock at an average price of $70.52 per share, retiring approximately 3.0 million shares.

Board of Directors Approved Share Repurchase Program Authorization Increase to $2.487 Billion

On July 30, 2024, the Board of Directors authorized an increase in the Company’s share repurchase program by $2 billion, which, together with the remaining authorization of $487 million, results in authorization to repurchase up to $2.487 billion of the Company’s outstanding common stock. There is no stated expiration, and the Company is not obligated to repurchase any specific number of shares.

Quarterly Common Stock Dividend Increased 60% to $0.08 Per Share in Third Quarter 2024

On July 30, 2024, the Board of Directors declared a dividend of $0.08 per share on its common stock to be paid on August 26, 2024 to holders of record as of the close of business on August 9, 2024. The quarterly dividend represents a 60% increase from the second quarter 2024 dividend of $0.05 per share.

Board of Directors Approved a 2025 Dividend Policy with a Payout Ratio of 15% +/- 5%

On July 30, 2024, the Board of Directors approved the establishment of a 2025 dividend policy that would pay dividends on the Company’s common stock in 2025 at a rate of 15% plus or minus 5% of net income excluding special items, subject to Board approval of the declaration of any future dividends.

2024 Guidance

	Q3 2024 Guidance			FY 2024 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.845B	$1.855B	$1.865B	$7.400B	$7.440B	$7.480B
Adj. EBITDA*1	$460M	$465M	$470M	$1.855B	$1.865B	$1.875B
Adj. EBITDA Margin*1	24.9%	25.1%	25.2%	25.1%	25.1%	25.1%
Adj. Earnings per Share*1	$0.63	$0.64	$0.65	$2.53	$2.55	$2.57
Free Cash Flow[1]				$840M	$870M	$900M

* Excluding Special Items

1 Reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. In addition, there is inherent variability already included in the GAAP measures, including, but not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Tuesday, July 30, 2024. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on July 30, via the “Investors” section of the Howmet Aerospace website.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and airframe structural components necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation. With approximately 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft and commercial trucks to operate with a lower carbon footprint. For more information, visit www.howmet.com.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates", "believes", "could", “envisions”, "estimates", "expects", "forecasts", "goal", "guidance", "intends", "may", "outlook", "plans", "projects", "seeks", "sees", "should", "targets", "will", "would", or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future dividends, debt issuances, debt reduction and repurchases of its common stock. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Howmet Aerospace; (c) the impact of potential cyber attacks and information technology or data security breaches; (d) the loss of significant customers or adverse changes in customers’ business or financial conditions; (e) manufacturing difficulties or other issues that impact product performance, quality or safety; (f) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (g) failure to attract and retain a qualified workforce and key personnel, labor disputes or other employee relations issues; (h) the inability to achieve revenue growth, cash generation, restructuring plans, cost reductions, improvement in profitability, or strengthening of competitiveness and operations anticipated or targeted; (I) inability to meet increased demand, production targets or commitments; (j) competition from new product offerings, disruptive technologies or other developments; (k) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including geopolitical and diplomatic tensions, instabilities, conflicts and wars, as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (l) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (m) failure to comply with government contracting regulations; (n) adverse changes in discount rates or investment returns on pension assets; and (o) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2023 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. Under its share repurchase program, the Company may repurchase shares from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions, legal requirements and other considerations. The Company is not obligated to repurchase any specific number of shares or to do so at any particular time. The declaration of any future dividends is subject to the discretion and approval of the Board of Directors after the Board’s consideration of all factors it deems relevant and subject to applicable law. The Company may modify, suspend, or cancel its share repurchase program or its dividend policy in any manner and at any time that it may deem necessary or appropriate. Credit ratings are not a recommendation to buy or hold any Howmet Aerospace securities, and they may be revised or revoked at any time at the sole discretion of the credit rating organizations. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Other Information

In this press release, the acronym “FY” means “full year” and “Q” means “quarter”; and references to Howmet Aerospace performance that is “record” means its best result since April 1, 2020 when Howmet Aerospace Inc. (previously named Arconic Inc.) separated from Arconic Corporation.

Howmet Aerospace Inc. and subsidiaries

Statement of Consolidated Operations (unaudited)

(in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	June 30, 2024	March 31, 2024	June 30, 2023
Sales	$1,880	$1,824	$1,648

Cost of goods sold (exclusive of expenses below)	1,287	1,290	1,196
Selling, general administrative, and other expenses	97	88	88
Research and development expenses	7	10	9
Provision for depreciation and amortization	69	67	67
Restructuring and other charges	22	—	3
Operating income	398	369	285

Interest expense, net	49	49	55
Other expense (income), net	15	17	(13)

Income before income taxes	334	303	243
Provision for income taxes	68	60	50
Net income	$266	$243	$193

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - basic(1):
Net income per share	$0.65	$0.59	$0.47
Average number of shares(2)(3)	408	410	413

Earnings per share - diluted(1):
Net income per share	$0.65	$0.59	$0.46
Average number of shares(2)(3)	411	412	417

Common stock outstanding at the end of the period	408	408	412

(1)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of less than $1 for the quarters presented need to be subtracted from Net income.

(2)	For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding restricted stock unit awards and employee stock options.

(3)	As average shares outstanding are used in the calculation of both basic and diluted earnings per share, the full impact of share repurchases is not fully realized in earnings per share ("EPS") in the period of repurchase since share repurchases may occur at varying points during a period.

Howmet Aerospace Inc. and subsidiaries

Consolidated Balance Sheet (unaudited)

(in U.S. dollar millions)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$752	$610
Receivables from customers, less allowances of $— in both 2024 and 2023	749	675
Other receivables	19	17
Inventories	1,848	1,765
Prepaid expenses and other current assets	235	249
Total current assets	3,603	3,316
Properties, plants, and equipment, net	2,307	2,328
Goodwill	4,016	4,035
Deferred income taxes	32	46
Intangibles, net	489	505
Other noncurrent assets	232	198
Total assets	$10,679	$10,428

Liabilities
Current liabilities:
Accounts payable, trade	$971	$982
Accrued compensation and retirement costs	235	263
Taxes, including income taxes	81	68
Accrued interest payable	64	65
Other current liabilities	225	200
Short-term debt	782	206
Total current liabilities	2,358	1,784
Long-term debt, less amount due within one year	2,877	3,500
Accrued pension benefits	645	664
Accrued other postretirement benefits	90	92
Other noncurrent liabilities and deferred credits	432	351
Total liabilities	6,402	6,391

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	408	410
Additional capital	3,486	3,682
Retained earnings	2,186	1,720
Accumulated other comprehensive loss	(1,858)	(1,830)
Total equity	4,277	4,037
Total liabilities and equity	$10,679	$10,428

Howmet Aerospace and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in U.S. dollar millions)

	Six months ended June 30,
	2024	2023
Operating activities
Net income	$509	$341
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	136	136
Deferred income taxes	67	57
Restructuring and other charges	22	4
Net realized and unrealized losses	13	11
Net periodic pension cost	20	19
Stock-based compensation	38	26
Loss on debt redemption	—	1
Other	7	—
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(100)	(141)
Increase in inventories	(109)	(99)
Decrease (increase) in prepaid expenses and other current assets	5	(9)
Increase (decrease) in accounts payable, trade	6	(80)
Decrease in accrued expenses	(17)	(15)
Increase in taxes, including income taxes	13	31
Pension contributions	(17)	(12)
(Increase) decrease in noncurrent assets	(7)	1
Decrease in noncurrent liabilities	(12)	(19)
Cash provided from operations	574	252
Financing Activities
Repurchases and payments on debt	(23)	(176)
Premiums paid on early redemption of debt	—	(1)
Repurchases of common stock	(210)	(125)
Proceeds from exercise of employee stock options	6	9
Dividends paid to shareholders	(42)	(35)
Taxes paid for net share settlement of equity awards	(32)	(75)
Cash used for financing activities	(301)	(403)
Investing Activities
Capital expenditures	(137)	(105)
Proceeds from the sale of assets and businesses	8	—
Cash used for investing activities	(129)	(105)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	—
Net change in cash, cash equivalents and restricted cash	142	(256)
Cash, cash equivalents and restricted cash at beginning of period	610	792
Cash, cash equivalents and restricted cash at end of period	$752	$536

Howmet Aerospace Inc. and subsidiaries

Segment Information (unaudited)

(in U.S. dollar millions)

	1Q23	2Q23	3Q23	4Q23	2023	1Q24	2Q24
Engine Products
Third-party sales	$795	$821	$798	$852	$3,266	$885	$933
Inter-segment sales	$2	$5	$5	$1	$13	$2	$1
Provision for depreciation and amortization	$32	$32	$33	$33	$130	$33	$33
Segment Adjusted EBITDA	$212	$223	$219	$233	$887	$249	$292
Segment Adjusted EBITDA Margin	26.7%	27.2%	27.4%	27.3%	27.2%	28.1%	31.3%
Restructuring and other credits	$—	$(1)	$—	$(1)	$(2)	$—	$(1)
Capital expenditures	$33	$21	$30	$28	$112	$55	$33

Fastening Systems
Third-party sales	$312	$329	$348	$360	$1,349	$389	$394
Provision for depreciation and amortization	$11	$12	$12	$11	$46	$11	$13
Segment Adjusted EBITDA	$58	$64	$76	$80	$278	$92	$101
Segment Adjusted EBITDA Margin	18.6%	19.5%	21.8%	22.2%	20.6%	23.7%	25.6%
Restructuring and other charges	$—	$—	$1	$—	$1	$—	$2
Capital expenditures	$9	$5	$9	$8	$31	$7	$5

Engineered Structures
Third-party sales	$207	$200	$227	$244	$878	$262	$275
Inter-segment sales	$—	$1	$—	$2	$3	$1	$3
Provision for depreciation and amortization	$12	$12	$12	$11	$47	$11	$11
Segment Adjusted EBITDA	$30	$20	$30	$33	$113	$37	$40
Segment Adjusted EBITDA Margin	14.5%	10.0%	13.2%	13.5%	12.9%	14.1%	14.5%
Restructuring and other charges	$1	$5	$1	$14	$21	$—	$14
Capital expenditures	$10	$5	$6	$5	$26	$6	$5

Forged Wheels
Third-party sales	$289	$298	$285	$275	$1,147	$288	$278
Provision for depreciation and amortization	$9	$10	$10	$10	$39	$10	$10
Segment Adjusted EBITDA	$79	$81	$77	$72	$309	$82	$75
Segment Adjusted EBITDA Margin	27.3%	27.2%	27.0%	26.2%	26.9%	28.5%	27.0%
Capital expenditures	$9	$7	$9	$11	$36	$12	$9

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited)

(in U.S. dollar millions)

Reconciliation of Total Segment Adjusted EBITDA to Consolidated Income Before Income Taxes
	1Q23	2Q23	3Q23	4Q23	2023	1Q24	2Q24
Income before income taxes	$220	$243	$242	$270	$975	$303	$334
Loss on debt redemption	1	—	—	1	2	—	—
Interest expense, net	57	55	54	52	218	49	49
Other expense (income), net	7	(13)	11	3	8	17	15
Operating income	$285	$285	$307	$326	$1,203	$369	$398
Segment provision for depreciation and amortization	64	66	67	65	262	65	67
Unallocated amounts:
Restructuring and other charges	1	3	4	15	23	—	22
Corporate expense(1)	29	34	24	12	99	26	21
Total Segment Adjusted EBITDA	$379	$388	$402	$418	$1,587	$460	$508

Total Segment Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Total Segment Adjusted EBITDA provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Total Segment Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Howmet’s definition of Total Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items, including Restructuring and other charges, are excluded from net margin and Segment Adjusted EBITDA. Differences between the total segment and consolidated totals are in Corporate.

(1) Pre-tax special items included in Corporate expense
	1Q23	2Q23	3Q23	4Q23	2023	1Q24	2Q24
Plant fire costs (reimbursements), net	$4	$(4)	$1	$(13)	$(12)	$—	$(6)
Collective bargaining agreement negotiation	—	7	1	—	8	—	—
Costs associated with closures, supply chain disruptions, and other items	1	9	1	2	13	1	—
Total Pre-tax special items included in Corporate expense	$5	$12	$3	$(11)	$9	$1	$(6)

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Free cash flow	Quarter ended		Six months ended
	1Q24	2Q24	2Q24
Cash provided from operations	$177	$397	$574
Capital expenditures	(82)	(55)	(137)
Free cash flow	$95	$342	$437

The Accounts Receivable Securitization program remains unchanged at $250 outstanding.

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations). It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions, except per-share and share amounts)

Reconciliation of Net income excluding Special items	Quarter ended			Six months ended
	2Q23	1Q24	2Q24	June 30, 2023	June 30, 2024
Net income	$193	$243	$266	$341	$509

Diluted earnings per share (EPS)	$0.46	$0.59	$0.65	$0.81	$1.23

Special items:
Restructuring and other charges(1)	3	—	22	4	22
Loss on debt redemption and related costs	—	—	—	1	—
Plant fire reimbursements, net	(4)	—	(6)	—	(6)
Collective bargaining agreement negotiations	7	—	—	7	—
Settlement from legal proceeding(2)	(24)	—	—	(24)	—
Costs associated with closures, supply chain disruptions, and other items	9	1	—	10	1
Subtotal: Pre-tax special items	(9)	1	16	(2)	17
Tax impact of Pre-tax special items(3)	2	—	—	1	—
Subtotal	(7)	1	16	(1)	17

Discrete and other tax special items(4)	(5)	(6)	(6)	16	(12)
Total: After-tax special items	(12)	(5)	10	15	5

Net income excluding Special items	$181	$238	$276	$356	$514

Diluted EPS excluding Special items	$0.44	$0.57	$0.67	$0.85	$1.25

Average number of shares - diluted EPS excluding Special items	417	412	411	417	411

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income and Diluted EPS determined under GAAP as well as Net income excluding Special items and Diluted EPS excluding Special items.

(1)	Q2 2024 includes non-cash Special items of a loss on sale of a small manufacturing facility in Engineered Structures $14 and other exit costs, including accelerated depreciation $1.
(2)	Settlement from legal proceeding, net of legal fees for the quarter and six months ended June 30, 2023 related to the reversal of $25, net of legal fees of $1, of the $65 pre-tax charge taken in the third quarter of 2022 related to the LBIE legal proceeding.
(3)	The Tax impact of Pre-tax special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.
(4)	Discrete tax items for each period included the following:

•	for the quarter ended June 30, 2023, an excess benefit for stock compensation ($8) and a net charge for other small items $1;
•	for the quarter ended March 31, 2024, a benefit to release a valuation allowance related to U.S. foreign tax credits ($6), and a net benefit for other small items ($1).
•	for the quarter ended June 30, 2024, an excess benefit for stock compensation ($5).
•	for the six months ended June 30, 2023, a charge for a tax reserve established in France $20, an excess benefit for stock compensation ($8), and a net charge for other small items $2.
•	for the six months ended June 30, 2024, an excess benefit for stock compensation ($7), a benefit to release a valuation allowance related to U.S. foreign tax credits ($6), and a net charge for other small items $1.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

Reconciliation of Operational tax rate	2Q24			Six months ended June 30, 2024
	Effective tax rate, as reported	Special items(1)(2)	Operational tax rate, as adjusted	Effective tax rate, as reported	Special items(1)(2)	Operational tax rate, as adjusted
Income before income taxes	$334	$16	$350	$637	$17	$654
Provision for income taxes	$68	$6	$74	$128	$12	$140
Tax rate	20.4%		21.1%	20.1%		21.4%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	Pre-tax special items for the quarter ended June 30, 2024 included Restructuring and other charges $22 offset by Plant fire reimbursements ($6). Pre-tax special items for the six months ended June 30, 2024 included Restructuring and other charges $22 and Costs associated with closures, supply chain disruptions, and other items $1 offset by Plant fire reimbursements ($6).

(2)	Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for each period included the following:

•	for the quarter ended June 30, 2024, an excess benefit for stock compensation ($5).

•	for the six months ended June 30, 2024, an excess benefit for stock compensation ($7), a benefit to release a valuation allowance related to U.S. foreign tax credits ($6), and a net charge for other small items $1.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin excluding Special items
	2Q23	1Q24	2Q24
Sales	$1,648	$1,824	$1,880
Operating income	$285	$369	$398
Operating income margin	17.3%	20.2%	21.2%

Net income	$193	$243	$266
Add:
Provision for income taxes	$50	$60	$68
Other expense, net	(13)	17	15
Interest expense, net	55	49	49
Restructuring and other charges	3	—	22
Provision for depreciation and amortization	67	67	69
Adjusted EBITDA	$355	$436	$489

Add:
Plant fire costs reimbursements, net	$(4)	$—	$(6)
Collective bargaining agreement negotiations	7	—	—
Costs associated with closures, supply chain disruptions, and other items	10	1	—
Adjusted EBITDA excluding Special items	$368	$437	$483

Adjusted EBITDA margin excluding Special items	22.3%	24.0%	25.7%

Incremental margin	Quarter ended
	June 30, 2023	June 30, 2024	Q2 2024 YoY
Third-party sales (b)	$1,648	$1,880	$232

Adjusted EBITDA excluding Special items (a)	$368	$483	$115

Incremental margin (a)/(b)			50%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, Adjusted EBITDA margin excluding Special items, Third-party sales, and Incremental margin are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization. Special items, including Restructuring and other charges, are excluded from Adjusted EBITDA.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

Reconciliation of Adjusted Operating Income Excluding Special Items and Adjusted Operating Income Margin Excluding Special Items	Quarter ended
	2Q23	1Q24	2Q24
Sales	$1,648	$1,824	$1,880
Operating income	$285	$369	$398
Operating income margin	17.3%	20.2%	21.2%

Add:
Restructuring and other charges	$3	$—	$22
Plant fire reimbursements, net	(4)	—	(6)
Collective bargaining agreement negotiations	7	—	—
Costs associated with closures, supply chain disruptions, and other items	10	1	—
Adjusted operating income excluding Special items	$301	$370	$414

Adjusted operating income margin excluding Special items	18.3%	20.3%	22.0%

Adjusted operating income excluding Special items and Adjusted operating income margin excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.